Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Fourth Quarter and Record Full Year 2013 Results

— Company Provides Outlook for the Fiscal First Quarter and Full Year 2014 —

New York, NY, March 14, 2014 – ANN INC. (NYSE: ANN) today reported results for the fiscal fourth quarter and full year of 2013, ended February 1, 2014. The Company also provided its outlook for the first quarter and full year of fiscal 2014.

For the fiscal fourth quarter of 2013, the Company reported earnings per diluted share of $0.10, compared with earnings per diluted share of $0.05 in the fourth quarter of 2012.

For the full year of fiscal 2013, the Company reported record earnings per diluted share of $2.19, compared with earnings per diluted share of $2.10 in the full year of fiscal 2012.

Kay Krill, President and Chief Executive Officer, commented, “Fiscal 2013 was another successful year for ANN INC., driven by the strength of both of our brands as well as the benefits of our strategic growth initiatives. We delivered record earnings per share for the second consecutive year. And, for the fourth consecutive year, comparable sales were positive at both Ann Taylor and LOFT.

“For the fourth quarter, net sales, comparable sales and gross margin rate all showed improvement from the fourth quarter of 2012. However, as previously reported, soft traffic and tepid consumer spending across the industry negatively impacted us, particularly in factory outlet centers and in those regions that were negatively affected by extreme winter weather.

“Looking ahead to 2014, ANN INC. is well-positioned for continued profitable growth, with both brands entering the Spring season with strong product offerings featuring great fashion, versatility and value for our clients. As we announced today, we are strategically realigning our organization to support the continued rapid shift of our clients’ shopping and purchasing behavior. We believe an integrated stores/e-commerce structure better supports the acceleration of our strategic growth agenda and overall financial performance. In addition, we will be further expanding our international business with the opening of the first LOFT store in Mexico later this year, and the continued expansion of both brands in Canada. Overall, we believe these actions position ANN INC. for success in an omni-channel world and will drive continued profitable growth in 2014 and beyond,” Ms. Krill concluded.

Fiscal 2013 Fourth Quarter Results

Total net sales for the fourth quarter of fiscal 2013 were $623.3 million, compared with net sales of $607.7 million in the fourth quarter of fiscal 2012. By brand, net sales across all channels of the Ann Taylor brand totaled $246.2 million in the fourth quarter of 2013, compared with net sales of $255.0 million in the fourth quarter of 2012. At the LOFT brand, net sales across all channels were $377.1 million in the fourth quarter of 2013, compared with net sales of $352.7 million in the fourth quarter of 2012.

Total Company comparable sales for the quarter increased 2.9% versus a decrease of 0.7% in the fourth quarter of 2012. At Ann Taylor, total brand comparable sales declined 1.1%, reflecting an increase of 0.9% at Ann Taylor, which includes sales results at Ann Taylor stores and anntaylor.com, and a decline of 6.1% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased 5.7%, reflecting an increase of 7.6% at LOFT, which includes sales results at LOFT stores and LOFT.com, and a decrease of 3.5% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin as a percentage of net sales was 49.3%, an increase of 20 basis points compared with the 49.1% gross margin rate achieved in the fourth quarter of 2012. This gross margin performance primarily reflected effective planned promotional activity at both Ann Taylor and LOFT during the fourth quarter of 2013, partially offset by a higher level of promotional activity in the factory/outlet channel, versus the fourth quarter of 2012.

Selling, general and administrative expenses for the fourth quarter of 2013 were $301.5 million versus $296.6 million reported in the fourth quarter of 2012. As a percentage of net sales, selling, general and administrative expenses were 48.4% in the fourth quarter of 2013, compared with 48.8% in the fourth quarter of 2012. The improvement in SG&A rate during the fourth quarter of 2013 was primarily due to the benefit of fixed cost leverage as a result of higher net sales.

The Company reported operating income of $5.8 million for the quarter, compared with operating income of $1.6 million in the fourth quarter of 2012. Net income in the quarter was $4.7 million, or $0.10 per diluted share, compared with net income of $2.4 million, or $0.05 per diluted share, in the fourth quarter of 2012.

During the fourth quarter of 2013, the Company opened 12 new stores, comprised of two Ann Taylor stores, six LOFT stores, two Ann Taylor Factory stores and two LOFT Outlet stores. The Company closed 10 Ann Taylor stores and four LOFT stores during the quarter.

Fiscal Year 2013 Results

Total net sales for the full year of fiscal 2013 were $2.5 billion, compared with net sales of $2.4 billion in fiscal 2012. By brand, net sales across all channels of the Ann Taylor brand totaled $959.8 million in fiscal 2013, compared with net sales of $945.2 million in fiscal 2012. At the LOFT brand, net sales across all channels were $1,533.7 million in 2013, compared with net sales of $1,430.3 million in 2012.

Total Company comparable sales for the full year of fiscal 2013 increased 2.3%. At the Ann Taylor brand, total comparable sales increased 1.1%, including an increase of 4.9% at Ann Taylor, which was partially offset by a decrease of 6.6% in the Ann Taylor Factory channel. At the LOFT brand, total comparable sales increased 3.0%, including an increase of 4.2% at LOFT, which was partially offset by a decrease of 3.0% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin as a percentage of net sales was 53.9%, compared with 54.8% in fiscal 2012.

Selling, general and administrative expenses were $1,173.2 million versus $1,135.6 million in fiscal 2012. As a percentage of net sales, selling, general and administrative expenses decreased to 47.1% in fiscal 2013, reflecting a 70 basis-point improvement from the prior year.

Operating income for the full year of fiscal 2013 was $170.1 million, compared with operating income of $166.8 million in fiscal 2012.

Net income totaled $102.4 million, or $2.19 per diluted share, in fiscal 2013, compared with net income of $102.6 million, or $2.10 per diluted share, in fiscal 2012.

The Company ended the year with approximately $202 million in cash and cash equivalents. During fiscal 2013, the Company repurchased approximately 1.5 million of its outstanding shares at a total cost of $49.1 million.

Total inventory per square foot at the end of fiscal 2013 increased approximately 7% versus fiscal 2012, including increases of 10% at Ann Taylor, 7% at LOFT and 6% in the factory/outlet channel. These increases reflect a change in the merchandise mix at Ann Taylor, inventories that were in line with sales at LOFT, and the timing of receipts of Spring product in our factory outlet channels.

During fiscal 2013, the Company opened 66 stores, comprised of seven Ann Taylor stores, seven Ann Taylor Factory stores, 38 LOFT stores and 14 LOFT Outlet stores. The Company closed 25 stores during the year. The total store count at the end of fiscal 2013 was 1,025, comprised of 268 Ann Taylor stores, 108 Ann Taylor Factory stores, 539 LOFT stores and 110 LOFT Outlet stores.

Outlook for Fiscal First-Quarter and Full-Year 2014

For the fiscal first quarter of 2014, the Company expects total net sales to approach $600.0 million, reflecting total Company comparable sales that are approximately flat with the fiscal first quarter of 2013. Gross margin rate performance is expected to approach 55.0%. Selling, general and administrative expenses are expected to be approximately $305.0 million, excluding the impact of a $15 million pre-tax restructuring charge related to the strategic organizational realignment.

In terms of the full year, the Company provided the following outlook:

•	The Company currently expects fiscal 2014 total net sales to be $2.615 billion, reflecting a total Company comparable sales increase in the low-single digits.

•	Gross margin rate performance is expected to be 54.0%.

•	Total SG&A expenses in fiscal 2014 are expected to be $1.225 billion, excluding the impact of the first quarter pre-tax restructuring charge of approximately $15 million.

•	The Company’s effective tax rate is expected to be 40%.

•	Capital expenditures are expected to be approximately $120 million.

•	Total weighted average square footage for fiscal 2014 is expected to increase approximately 3%, reflecting the opening of approximately 50 new stores, partially offset by the impact of downsizes at Ann Taylor stores and approximately 30 store closures. The Company expects to have approximately 1,045 stores at fiscal year-end.

The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. The Company operated 1,025 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada as of February 1, 2014. Our Ann Taylor and LOFT brands are also available in more than 100 countries worldwide online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:

Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain brand image, engage new and existing clients and gain market share;

•	the effect of competitive pressures from other retailers;

•	the Company’s reliance on key management and its ability to hire, retain and develop qualified associates;

•	the Company’s ability to successfully optimize implementation of our omni-channel retail strategy and maintain a relevant and reliable omni-channel experience for our clients;

•	the Company’s ability to manage inventory levels and changes in merchandise mix as well as optimize the operational aspects of our omni-channel fulfillment strategy;

•	the Company’s ability to successfully upgrade and maintain its information systems in a timely and secure manner to support the needs of the organization and to operate in accordance with its business continuity plan in the event of a disruption;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor and transportation;

•	the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets;

•	the Company’s dependence on its Louisville distribution center and third-party distribution and transportation providers;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the impact of fluctuations in sales and profitability on the Company’s stock price;

•	the potential impact of natural disasters, extreme weather, public health concerns, acts of war or terrorism in the United States or worldwide;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements or applicable laws and regulations;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the Company’s dependence on shopping malls and other retail centers to attract clients and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms; and

•	the effect of tax matters on our business operations.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Years Ended February 1, 2014 and February 2, 2013

(unaudited)

Table 1.

	Quarter Ended		Year Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
	(in thousands, except per share amounts)
Net sales	$623,255	$607,678	$2,493,491	$2,375,509
Cost of sales	316,009	309,507	1,150,183	1,073,167

Gross margin	307,246	298,171	1,343,308	1,302,342
Selling, general and administrative expenses	301,470	296,597	1,173,234	1,135,551

Operating income	5,776	1,574	170,074	166,791
Interest and investment income/(expense), net	(311)	1,206	(94)	1,051
Other non-operating expense, net	(74)	(165)	(17)	(189)

Income before income taxes	5,391	2,615	169,963	167,653
Income tax provision	711	245	67,533	65,068

Net income	$4,680	$2,370	$102,430	$102,585

Earnings per share:
Basic earnings per share	$0.10	$0.05	$2.21	$2.13

Weighted average shares outstanding	45,219	47,094	45,490	47,494

Diluted earnings per share	$0.10	$0.05	$2.19	$2.10

Weighted average shares outstanding, assuming dilution	45,711	47,642	45,955	48,094

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

February 1, 2014 and February 2, 2013

(unaudited)

Table 2.

	February 1, 2014	February 2, 2013
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$201,707	$167,011
Accounts receivable	22,448	17,856
Merchandise inventories	239,667	216,848
Refundable income taxes	7,252	9,201
Deferred income taxes	28,854	30,397
Prepaid expenses and other current assets	61,287	64,716

Total current assets	561,215	506,029
Property and equipment, net	443,086	409,703
Deferred income taxes	6,599	7,841
Other assets	22,060	18,632

Total assets	$1,032,960	$942,205

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$101,276	$105,691
Accrued salaries and bonus	24,546	23,969
Current portion of long-term performance compensation	20,339	34,233
Accrued tenancy	38,331	38,647
Gift certificates and merchandise credits redeemable	48,150	47,268
Accrued expenses and other current liabilities	97,101	86,946

Total current liabilities	329,743	336,754
Deferred lease costs	164,703	162,620
Deferred income taxes	36	228
Long-term performance compensation, less current portion	15,456	26,368
Other liabilities	54,566	31,125

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561
Additional paid-in capital	751,765	768,215
Retained earnings	779,272	676,842
Accumulated other comprehensive loss	(2,874)	(4,497)
Treasury stock, 36,344,643 and 35,958,318 shares, respectively, at cost	(1,060,268)	(1,056,011)

Total stockholders’ equity	468,456	385,110

Total liabilities and stockholders’ equity	$1,032,960	$942,205

ANN INC.

Brand Sales and Store Data

For the Quarters and Years Ended February 1, 2014 and February 2, 2013

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	February 1, 2014		February 2, 2013
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$179,233	0.9%	$184,680	5.0%
Ann Taylor Factory	66,954	(6.1)%	70,338	(6.8)%

Total Ann Taylor brand	246,187	(1.1)%	255,018	1.4%

LOFT brand
LOFT (3)	317,110	7.6%	295,145	(1.2)%
LOFT Outlet	59,958	(3.5)%	57,515	(7.1)%

Total LOFT brand	377,068	5.7%	352,660	(2.1)%

Total Company	$623,255	2.9%	$607,678	(0.7)%

	Year Ended
Sales and Comparable Sales	February 1, 2014		February 2, 2013
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$667,995	4.9%	$644,486	1.8%
Ann Taylor Factory	291,797	(6.6)%	300,738	(0.5)%

Total Ann Taylor brand	959,792	1.1%	945,224	1.1%

LOFT brand
LOFT (3)	1,272,854	4.2%	1,202,244	5.8%
LOFT Outlet	260,845	(3.0)%	228,041	(1.5)%

Total LOFT brand	1,533,699	3.0%	1,430,285	4.8%

Total Company	$2,493,491	2.3%	$2,375,509	3.3%

Table 3. (Continued)

	Year Ended
Stores and Square Footage	February 1, 2014		February 2, 2013
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)

Ann Taylor brand
Ann Taylor	268	1,329	275	1,389
Ann Taylor Factory	108	732	101	696

Total Ann Taylor brand	376	2,061	376	2,085

LOFT brand
LOFT	539	3,081	512	2,950
LOFT Outlet	110	731	96	650

Total LOFT brand	649	3,812	608	3,600

Total Company	1,025	5,873	984	5,685

Number of:
Stores open at beginning of period	984	5,685	953	5,584
New stores	66	344	63	340
Downsized/expanded stores, net (4)	—	(24)	—	(69)
Closed stores	(25)	(132)	(32)	(170)

Stores open at end of period	1,025	5,873	984	5,685

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening. Sales at anntaylor.com and LOFT.com are also included in comparable sales.
(2)	Includes sales at Ann Taylor stores and anntaylor.com.
(3)	Includes sales at LOFT stores and LOFT.com.
(4)	During Fiscal 2013, we downsized 10 Ann Taylor stores, two Ann Taylor Factory stores and five LOFT stores and expanded two LOFT stores. During Fiscal 2012, we downsized 18 Ann Taylor stores, four Ann Taylor Factory stores, five LOFT stores and one LOFT Outlet store.